Exhibit 99.1

 Tel-Instrument Electronics Corp. Receives $1.48 Million

Follow-On Mode 5 Test Set Order for the German Military

East Rutherford, NJ – August 26, 2019 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (OTC: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported that it received a follow-on purchase order totaling $1.48 million from its European Distributor, Muirhead Avionics (“Muirhead”) for Mode 5 test sets from the contract awarded by the German military. This order is part of a seven-year procurement contract with anticipated orders for the 2019 calendar year estimated at $3.5 million.

Jeff O’Hara, Tel’s President and CEO said, “We are pleased to receive this follow-on order for the German military which brings total orders received thus far on this contract to $2 million. Tel has made several customer-requested enhancements to these test sets which will require AIMS re-certification prior to shipment. The goal is to secure AIMS certification and ship these upgraded units this calendar year. We are also seeing increased demand for our new T-47/M5 dual crypto test set with almost $750k of orders received for the Canadian military this quarter. We continue to work on other substantial domestic and international orders that we hope to secure over the next few months.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Company Contact:

Joseph P. Macaluso

Tel-Instrument Electronics Corp.

201.933.1600

Agency Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

jnesbett@institutionalms.com

203.972.9200